Exhibit (e)(2)

ALPS DISTRIBUTORS, INC.

1290 Broadway, Suite 1000 Denver,

CO 80203

September 1, 2021

Litman Gregory Fund Advisors LLC

1676 N. California Blvd., Suite 500 Walnut

Creek, California 94596

RE:	Amended and Restated Distribution Services and Advertising and Sales Material Review Letter Agreement

Dear Distribution Client:

ALPS Distributors, Inc. (“ALPS”) is the principal underwriter (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Funds set forth on Exhibit A hereto pursuant to the terms of a Distribution Agreement. Litman Gregory Fund Advisors LLC (“Client”) acts as adviser to the Funds pursuant to the terms of one or more Investment Advisory and Management Agreements between the Client and the Funds. In consideration of the services provided by ALPS pursuant to the Distribution Agreement, ALPS’ services related to advertising and sales literature materials review (collectively, the “Services”), and pursuant to the terms set forth herein, Client desires to pay ALPS a fee as set forth in this Letter Agreement.

1.	Advertising and Sales Literature Review.

a.       ALPS shall provide review of broker-dealer related advertising and sales literature pieces (“marketing pieces”) submitted to ALPS by Client, as well as certain related consultative services.

b.      ALPS’ services are based on the understanding that Client will utilize current systems and expertise owned by ALPS, specifically the AdLit Advertising Review System (“AdLit”), and that ALPS will base its reviews on: (i) the guidelines contained within ALPS’ Sales and Advertising Guide and ALPS’ Written Supervisory Procedures; (ii) rules and guidance issued by the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission (the “SEC”) related to communications with the public and/or communications to institutional investors, as those terms are defined in FINRA Rules 2210 and 2211 and in various other FINRA and SEC rules and interpretive material; and (iii) ALPS’ submission guidelines with respect to the use of trademarked and/or copyright materials, to the extent applicable. All material submitted to ALPS will be provided by ALPS to Client with comments or approval no later than three (3) business days after receipt in AdLit.

c.        Each marketing piece submitted to ALPS for review will be subject to the following process:

(i)      Each piece will undergo review at ALPS by a FINRA-licensed registered principal possessing the required expertise and appropriate license to review the marketing piece submitted to ALPS;

(ii)    ALPS’ comments shall consist of (i) recommendations for changes that, in the opinion of the ALPS’ reviewer, will be consistent with the guidelines specified by ALPS in Section 1.b. herein, or (ii) in the form of an acknowledgement that the submitted material is consistent with such guidelines with no additional changes. In the event of the latter, the item will be approved by the registered principal and filed with the applicable regulatory body if necessary;

(iii)   ALPS will provide system training and ongoing consulting with respect to advertising review guidelines and rules for each marketing piece submitted via the process described herein; and

(iv)     ALPS will make all required FINRA filings of marketing materials which have been approved by ALPS.

d.     If Client wishes ALPS to perform an expedited review of marketing pieces within one business day of ALPS’ receipt of such marketing pieces, the expedited review will be performed subject to and in accordance with the following:

(i)     a charge of $250 will apply to each request for expedited review, in addition to FINRA billing costs;

(ii)   the marketing piece must be 30 pages or less in actual length in order to be considered for expedited review. Web pages and other marketing pieces over 30 pages require a more in-depth review; therefore, ALPS cannot guarantee a one business day review for these items;

(iii)   the marketing piece must be submitted via ALPS’ AdLit system by no later than 3:00 p.m. Mountain Time (2:00 p.m. Pacific Time /5:00 p.m. Eastern Time). This will ensure that ALPS has a full one business day to review and provide Client with comments; and

(iv)     Client must check the box on the AdLit coversheet whereby Client requests and accepts the terms and fee(s) associated with expedited review in order to ensure that ALPS is notified of the expedited request.

ALPS cannot guarantee that a marketing piece will be APPROVED within one business day of being received via AdLit. ALPS will review and submit comments to Client within this timeframe. If ALPS fails to provide Client with comments within one business day, the $250 expedited review charge will not apply.

2.	Licensing of Registered Representatives.

Client represents that all sales personnel will be registered with their own affiliated broker-dealer. All such individuals require licensing with FINRA. The supervising broker-dealer is required to establish and maintain a system to supervise the activities of each Registered Representative that is reasonably designed to achieve compliance with applicable securities laws and regulations, and with FINRA Rules. In addition, pursuant to Rule 17a-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the supervising broker-dealer is required to preserve and maintain access to all of the Registered Representatives’ business-related communications, including electronic communications. To the extent applicable, Client agrees that it shall cause each Registered Representative to comply with the foregoing.

3.	Fees. [Redacted]

The term of this Letter Agreement will commence on the date first set forth above and will remain in effect until termination of the Distribution Agreement.

Notwithstanding anything in this Letter Agreement to the contrary ALPS and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“ALPS Associates”) shall not be liable to Client for any action or inaction of any ALPS Associate except to the extent of direct Losses1 finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’ duties, obligations, representations, warranties or indemnities under this Letter Agreement. Under no circumstances shall ALPS Associates be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Client shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Letter Agreement, or in any way related to a third-party Fund marketing arrangement involving Client or its affiliate(s), to which ALPS is not a party (each a “Third-Party Marketing Arrangement”), including but not limited to all actions taken by ALPS or ALPS Associates that are necessary to provide the services under this Letter Agreement or in reliance upon any instructions, information, or requests, whether oral, written or electronic, received from Client or its officers (“Claims”). In each ThirdParty Marketing Arrangement, Client shall require the third-party marketer to utilize only Fund marketing materials approved in advance by ALPS and to agree to market the Funds in accordance

1 As used in this Letter Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

with applicable law. Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Client on a quarterly basis prior to the final disposition of such matter upon receipt by Client of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Letter Agreement shall constitute a waiver by Client of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

No change, modification or waiver of any term of this Letter Agreement shall be valid unless it is in writing and signed by both ALPS and Client.

This Letter Agreement: (i) represents the entire agreement of the parties and supersedes all previous agreements between the parties with respect to the subject matter hereof; (ii) may not be assigned by either party without the prior written approval of the other party; and (iii) shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.

Please have an authorized officer execute this Letter Agreement where indicated below.

Sincerely,

ALPS Distributors, Inc.
By: Stephen Kyllo
Title: SVP & Director

The undersigned agrees to the above terms and conditions:

Client

By:	/s/ John Coughlan
Name: John Coughlan
Title: Director & C.O.O.

EXHIBIT A: FUNDS

Open-End Mutual Funds PartnerSelect

Equity Fund

PartnerSelect International Fund

PartnerSelect Alternative Strategies Fund

PartnerSelect High Income Alternatives Fund

PartnerSelect SBH Focused Small Value Fund PartnerSelect

Oldfield International Value Fund

iM Dolan McEniry Corporate Bond Fund

Exchange-Traded Funds iM DBi

Hedge Strategy ETF iM DBi Managed

Futures Strategy ETF